FOR IMMEDIATE RELEASE

InspireMD Announces New Appointment to the Board of Directors

BOSTON, MA – September 4, 2013 – InspireMD Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic protection stents, today announced the appointment of Dr. Campbell Rogers to the Board of Directors on September 3, 2013. Dr. Rogers currently serves as the Chief Medical Officer of HeartFlow, Inc., a private cardiovascular diagnostics company based in California.

“Dr. Rogers has incredible experience with and insight into this industry. We are extremely pleased to welcome him to our Board of Directors and are confident he will be a great addition,” said Sol Barer, Chairman of the Board of InspireMD. “Dr. Rogers brings a wealth of knowledge with vast clinical, academic and industry experience that will be instrumental to our Company as we continue to grow. We intend to leverage his expertise and strategic vision as we continue to establish ourselves as a leader in the stent market while delivering value to our shareholders.”

Prior to joining HeartFlow, Dr. Rogers was the Chief Scientific Officer and Global Head of Research and Development at Cordis Corporation, a Johnson & Johnson company. Before Cordis, he was an Associate Professor of Medicine and Director of the Cardiac Catheterization Laboratory at Harvard Medical School, Brigham and Women’s Hospital in Boston. Dr. Rogers has also served as Principal Investigator for numerous interventional cardiology devices, diagnostic and pharmacology trials and is well published in the cardiovascular disease space. Along with his publications, Dr. Rogers has also been the recipient of numerous research grant awards from the National Institute of Health and American Heart Association.

Concurrently with this new appointment, Ofir Paz resigned from the Board.

Dr. Barer continued, “We thank Mr. Paz for his leadership throughout his time with the Company. His vision, hard work and dedication were vital in bringing us to where we are today.”

About Stenting and MGuard™ EPS

Standard stents were not engineered for heart attack patients. They were designed for treating stable angina patients whose occlusion is different from that of an occlusion in a heart attack patient.

In acute heart attack patients, the plaque or thrombus is unstable and often breaks up as the stent is implanted causing downstream blockages (some of which can be fatal) in a significant portion of heart attack patients.

The MGuard EPS is integrated with a precisely engineered micro net mesh that prevents the unstable arterial plaque and thrombus (clots) that caused the heart attack blockage from breaking off.

While offering superior performance relative to standard stents in STEMI patients with regard to ST segment resolution, the MGuard EPS requires no change in current physician practice – an important factor in promoting acceptance and general use in time-critical emergency settings.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard technology to make its products the industry standard for embolic protection stents and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

MGuard EPS is CE Mark approved. It is not approved for sale in the U.S. by the FDA at this time.

Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (vii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on Form 10-K/T and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contacts:

Lewis Goldberg / Samantha Wolf

KCSA Strategic Communications

Phone: 212-896-1216 / 212-896-1220

Email: lgoldberg@kcsa.com / swolf@kcsa.com